EXECUTION COPY

STOCK PURCHASE AGREEMENT

DATED AS OF

DECEMBER 30, 2013

BY AND AMONG

ATLAS INTERNATIONAL FILM GMBH

AS THE COMPANY,

DIETER MENZ,

PHILIPP MENZ, STEFAN MENZ AND

HEB GERMANY GMBH

AS SELLERS,

AND

MEDIENT STUDIOS, INC,

AS PURCHASER

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (**"Agreement"**) is made as of December 30, 2013 by and among Medient Studios, Inc., a Nevada corporation (**"Purchaser"**), Atlas International Film GmbH, a German corporation (the **"Company"**), Dieter Menz, an individual resident of the Republic of Germany (**"Seller 1"**), Philipp Menz, an individual resident of the Republic of Germany (**"Seller 2"**), Stefan Menz, an individual resident of the Republic of Germany (**"Seller 3"**), and HEB Germany GmbH, a German corporation (**"Seller 4"**).

RECITALS

WHEREAS, Sellers own all of the issued and outstanding shares of capital stock of the Company; and

WHEREAS, the Purchaser desires to purchase all of these shares from Sellers, and Sellers desire to sell all of these shares to Purchaser, upon the terms and subject to the conditions herein contained.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

SECTION 1.1 Defined Terms. Certain capitalized terms used in this Agreement have the definitions set forth in the body of the Agreement. Any capitalized terms used in this Agreement and not defined in the body have the meanings assigned to such terms on Schedule 1.1.

SECTION 1.2 Certain References. Any reference in this Agreement to a statute refers to the statute, any amendments or successor legislation, and all regulations promulgated thereunder, as in effect at the relevant time. Any reference to a contract, instrument or other document as of a given date means the contract, instrument or other document as amended, supplemented and modified from time to time through such date. All article, section, paragraph, annex, exhibit and schedule references are to the articles, sections, paragraphs, annexes, exhibits and schedules of this Agreement unless otherwise specified. All references herein to "dollars" or "$" are to United States dollars. All references herein to "EUR" or "€" are to Euros. All references herein to any period of days shall mean the relevant number of calendar days unless otherwise specified. All references herein to a "party" or "parties" are to a party or parties to this Agreement unless otherwise specified.

SECTION 1.3 Rules of Construction. Words in the singular shall be held to include the plural and vice versa. Words of one gender shall be held to include the other genders as the context requires. The terms "hereof," "herein," "hereunder," "hereto" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement. The word "including" and words of similar import

when used in this Agreement shall mean "including, without limitation" unless otherwise specified. The word "or" shall not be exclusive. Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with generally accepted accounting principles in the Federal Republic of Germany consistently applied ("GAAP"), and all financial computations hereunder will be computed, unless otherwise specifically provided herein, in accordance with GAAP.

ARTICLE II
PURCHASE AND SALE OF SECURITIES; CLOSING

SECTION 2.1 Agreement to Purchase and Sell Securities. On the terms and subject to the conditions contained in this Agreement, Sellers hereby sell, transfer, convey, assign and deliver the Shares to Purchaser, and Purchaser purchases, acquires and accepts the Shares from Sellers, free and clear of any and all Liens, except for the Lien in favor of Seller 4 with respect to the Shares owned by Seller 1, Seller 2, and Seller 3. The number of Shares being sold by each Seller is set forth on Schedule 2.1 hereto.

SECTION 2.2 Purchase Price. The aggregate purchase price for the Shares ("**Purchase Price**") is equal to $50,000, payable by the issuance of Five Million (5,000,000) shares of common stock, par value $0.01 per share, of the Purchaser (the "**Purchaser Common Stock**"). The number of shares of Purchaser Common Stock to be issued to each Seller is set forth on Schedule 2.2.

SECTION 2.3 Closing and Closing Payment.

(a) The transaction contemplated by this Agreement is being consummated (the "**Closing**") on the date of this Agreement (the "**Closing Date**") at 5:00 p.m., local time, at the offices of [closing location]. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

(b) At the Closing, Purchaser shall deliver to each Seller one or more stock certificates representing that number of shares of Purchaser Common Stock set forth opposite each Sellers name on Schedule 2.2 hereto.

SECTION 2.4 Closing Deliveries. At the Closing, the parties shall deliver the documents and instruments that are set forth in this Section 2.4. All documents that Sellers and the Company deliver shall be in form and substance reasonably satisfactory to Purchaser and Purchaser's counsel. All documents that Purchaser delivers shall be in form and substance reasonably satisfactory to the Sellers and Sellers' counsel.

(a) Subject to the delivery of the items set forth in Section 2.4(b), at the Closing, Purchaser shall execute and/or deliver to the Sellers (or such other Person as indicated below) all of the following:

(i) one or more stock certificates representing that number of shares of

Purchaser Common Stock set forth opposite each Sellers name on Schedule 2.2 hereto;

(ii) the Option Agreement pursuant to which each Seller shall have the option to repurchase its respective Shares for the cumulative purchase price of $1.00, exercisable upon the filing by the Purchaser of a petition pursuant to Chapter 7 of the United States Bankruptcy Code.

(b) Subject to the delivery of the items set forth in Section 2.4(a), at the Closing, each Seller and/or the Company shall execute and/or deliver to Purchaser (or such other Person as indicated below), all of the following:

(i) certificates representing all of the issued and outstanding Shares, duly endorsed in blank or with duly executed stock powers attached;

(ii) certified copies of the Company's organizational documents;

(iii) certificates of good standing for the Company issued not earlier than ten Business Days prior to the Closing Date by each jurisdiction in which the Company is incorporated or qualified to do business as a foreign corporation.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the representations and warranties to Purchaser set forth in this Article III as of immediately prior to the Closing. All representations and warranties of the Company are made subject to and modified by the exceptions noted in the corresponding schedules delivered by the Company to Purchaser concurrently herewith and identified as the **"Disclosure Schedule."** Any matter set forth in any section of the Disclosure Schedule shall be deemed to be referred to and incorporated in all other sections of this Agreement or the Disclosure Schedule to which such matter's application or relevance to a representation or warranty in any other section of this Agreement is reasonably apparent on its face, regardless of references (or lack of references) in the representations and warranties to a particular section or schedule of the Disclosure Schedules or lack of cross references in the Disclosure Schedules. The inclusion of any item in the Disclosure Schedule is not evidence of the materiality of such item for purposes of this Agreement.

SECTION 3.1 Organization, Existence and Good Standing. The Company has been duly incorporated, validly exists and is in good standing, under the Laws of the Federal Republic of Germany. The Company has full power and authority to own all of its properties and assets and to carry on its business as presently conducted and as presently proposed to be conducted, and is qualified as a foreign corporation and is in good standing (where applicable) in all jurisdictions where the nature of its business or the nature and location of its assets requires such qualification and where the failure to so qualify would reasonably be expected to have a Material Adverse Effect on the Company or on the ability of the parties to consummate the transactions contemplated by this Agreement.

SECTION 3.2 Power and Authority, Authorization and Execution. The Company has full power and authority to enter into and perform this Agreement and the other Transaction

Documents to which it is a party. The execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party by the Company and the consummation by the Company of the transactions contemplated in this Agreement have been duly and validly approved by the board of directors and shareholders of the Company. No other approvals or actions are necessary on the part of the Company to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents to which the Company is a party and the consummation by Seller of the transactions contemplated herein or therein. This Agreement has been duly executed and delivered by duly authorized officers or other authorized signatories of the Company.

SECTION 3.3 Enforceability. This Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies. At the Closing, the Transaction Documents to be executed and delivered by the Company will be duly executed and delivered by duly authorized officers or other authorized signatories of the Company and will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies.

SECTION 3.4 Consents; Non-contravention. Except as set forth in Schedule 3.4, the Company is not required to give any notice to, make any filing with or obtain any authorization, consent, Order or approval of any Person in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated herein and therein. Except as set forth in Schedule 3.4, neither the execution, delivery and performance of this Agreement and the other Transaction Documents, nor the consummation of the transactions contemplated herein and therein: (a) will violate any provision of the Governing Documents of the Company; (b) will conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under, any Material Contract; (c) will violate any Law or Order to which the Company or any of the assets of the Company are subject or otherwise bound; or (d) will result in the creation or imposition of any Lien upon any of the assets of the Company.

SECTION 3.5 Capitalization. Schedule 3.5 lists the amount of the Company's authorized shares of capital stock and the amount of its issued and outstanding shares of capital stock. Except as set forth on Schedule 3.5, there are no shares of capital stock of the Company authorized, issued or outstanding. All of the Shares have been validly issued and are fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock of the Company obligating the Company to issue any securities of any kind. The Company is not a party to, or otherwise bound by, and the Company has not granted, any stock appreciation rights, participations, phantom equity or similar rights. Except as set forth on Schedule 3.5, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements that may affect the voting or transfer of the Shares. The Company does not hold or beneficially own any direct or indirect interest in any

Person (whether it be common or preferred stock or any comparable ownership interest in any Person that is not a corporation), or any subscriptions, options, warrants, rights, calls, convertible securities or other agreements or commitments for any interest in any Person.

SECTION 3.6 Financial Statements. Copies of the unaudited balance sheets and statements of income of the Company as of and for the years ended December 31, 2011 and December 31, 2012 (the "**Financial Statements**"), are contained in Schedule 3.6. Copies of the unaudited balance sheet and statement of income of the Company as of and for the eleven-month period ended on November 30, 2013 (such financial statements, the "**Interim Financial Statements**") are also contained in Schedule 3.6. The Financial Statements and the Interim Financial Statements present fairly, in all material respects, the financial position of the Company as of the dates thereof and the results of operations of the Company for the periods covered by such statements.

SECTION 3.7 Title and Condition of Assets. Except as set forth on Schedule 3.7, the Company has good and valid title to all of the material tangible assets reflected on the books of the Company as owned by the Company, free and clear of all Liens other than Permitted Liens. This Section 3.7 does not relate to interests in Intellectual Property, which is addressed in Section 3.13 hereof.

SECTION 3.8 Taxes.

(a) The Company has filed all federal, state, local and foreign income, information and other Tax Returns that were required to be filed by it on or prior to the Closing Date whose statute of limitations has not expired. All such Tax Returns were prepared in compliance with all applicable Laws in all material respects and correctly reflect the material facts regarding the income, business, assets, operations, activities, status and other matters of or information regarding the Company required to be shown thereon. No material issues are currently pending with any Governmental Authority with respect to any such Tax Return. No extension of time to file any such Tax Return has been requested from or granted by any Governmental Authority.

(b) The Company has paid all Taxes shown as due and owing on all Tax Returns that were required to be filed by them on or prior to the Closing Date and whose statute of limitations has not expired, other than Taxes that are not yet due and payable and Taxes that are being contested in good faith by the Company. The unpaid Taxes of the Company that are not yet due and payable do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth or included in the Interim Financial Statements, as adjusted for the passage of time through the Closing Date, in accordance with the past practices of the Company.

(c) The Company has not been the subject of any audit or investigation by any Governmental Authority with respect to any taxable periods or portions of periods ending on or before the Closing Date whose statute of limitations has not expired. No waivers of statutes of limitation with respect to the Taxes or Tax Returns of the Company have been given by or requested from the Company with respect to any taxable periods or portions of periods ending on or before the Closing Date whose statute of limitations has not expired. To the knowledge of the

Company, no claim has ever been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(d) All Taxes required to be withheld by or on behalf of the Company in connection with amounts paid or owing to any employee, independent contractor, creditor or other Person have been properly withheld, and all such Taxes either have been duly and timely paid to the proper Governmental Authorities or, in circumstances where such Taxes have not yet become due and payable, have been set aside in segregated accounts to be paid to the proper Governmental Authority.

(e) The Company is not a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or any similar arrangement for the sharing of Tax liabilities or benefits.

SECTION 3.9 Contracts. Schedule 3.9 contains a list of the following written contracts, agreements, leases and other instruments to which the Company is a party or otherwise bound as of date hereof or which relate exclusively to the Business and which have not been fully performed by the parties thereto as of date hereof (each item listed, a **"Material Contract"**):

(a) plans, contracts or arrangements with respect to Benefit Plans;

(b) collective bargaining agreements and any other contracts with any labor unions;

(c) agreements with any officer, employee or other Person on a full-time, part-time, consulting or other basis that (i) provide annual cash or other compensation in excess of $50,000 per year, (ii) provide for the payment of any cash or other compensation or benefits (A) upon the termination of employment, (B) as a result of the execution of this Agreement or the other Transaction Documents and/or the consummation of the transactions contemplated hereby or thereby (or which provide for different benefits upon the termination of employment after the consummation of a transaction such as the transactions contemplated by this Agreement than otherwise), or (C) if the officer, employee or other Person remains employed for a specified period of time after the consummation of the transactions contemplated by this Agreement or (iii) restrict the ability of the Company to terminate the employment of any employee or the consulting agreement of any Person at any time for any lawful reason or for no reason without Liability (including without limitation severance obligations);

(d) loan or credit agreements, promissory notes, bonds, debentures, security agreements, pledge agreements, mortgages, indentures, factoring agreements, guaranties, letters of credit, performance bonds, completion bonds, surety agreements, surety bonds or similar financing arrangements;

(e) leases, subleases or licenses of any real property, personal property or intangibles which: (i) involve annual payments in excess of $50,000, (ii) cannot be canceled by the Company without payment or penalty upon notice of 30 days or less and (iii) have an

unexpired term as of the Closing Date in excess of one year;

(f) agreements with customers, suppliers and vendors of the Business for the purchase or sale of goods or services (A) which: (i) involve annual payments in excess of $500,000, (ii) cannot be canceled by the Company without payment or penalty upon notice of 30 days or less, and (iii) have an unexpired term as of the Closing Date in excess of one year or (B) that include any requirement to provide goods or services to such customer or purchase goods or services from such supplier or vendor on an exclusive basis (including exclusivity within a specified geographic region);

(g) agreements with respect to any debt investment in or any loan to any Person, and all related agreements and instruments;

(h) limited liability company agreements, partnership agreements, joint venture agreements and all other similar contracts (however named) that involve a sharing of profits, losses, costs or liabilities by the Company with another Person;

(i) contracts between the Company on the one hand, and any Seller and any Affiliate of any Seller (other than the Company), on the other hand, where the annual payments exceed $50,000;

(j) agreements that materially limit the ability of the Company to engage in any line of business or to compete with any other Person; and

(k) each amendment, supplement and modification in respect of any of the foregoing.

Notwithstanding the foregoing, Material Contracts shall not include agreements, contracts, licenses or other interests in Intellectual Property, which items are addressed exclusively in Section 3.13. All of the Material Contracts are in full force and effect and are valid and enforceable in accordance with their terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies. The Company is in compliance in all material respects with the terms and requirements of each Material Contract to which it is a party and, to the knowledge of the Company, each other Person that is party to such Material Contract is in compliance in all material respects with the terms and requirements of such Material Contract.

SECTION 3.10 Compliance with Laws. The Company is in compliance in all material respects with all applicable Laws, except for such non-compliance that would not reasonably be expected to have a Material Adverse Effect. The Company is not subject to any Orders. The foregoing representations and warranties do not apply to Laws regarding Intellectual Property, which are addressed exclusively in Section 3.13 or (c) Laws regarding Benefit Plans, which are addressed exclusively in Section 3.14.

SECTION 3.11 Litigation, Claims and Awards. Except as set forth on Schedule 3.11, there are currently no Proceedings with an amount in dispute in excess of $25,000 pending or, to

the knowledge of the Company, threatened in writing against the Company.

SECTION 3.12 Real Property.

(a) The Company does not own any real property.

(b) Schedule 3.12(b) identifies by street address all real property leased or subleased by the Company or any Affiliate of the Company that is used primarily in the operation of the Business (**"Leased Real Property"**). All Leased Real Property is leased to the Company as the tenant for such Leased Real Property pursuant to written leases, and all such written leases are valid, binding and in full force and effect. The Company is in compliance in all material respects with the terms and requirements of each such lease and, to the knowledge of the Company, each other Person that is party to any such leases is in compliance in all material respects with the terms and requirements thereof.

SECTION 3.13 Intellectual Property.

(a) All of the material registered Intellectual Property is either owned by the Company, free and clear of any and all Liens except for Permitted Liens, or licensed to the Company pursuant to written agreements. All of the material written Intellectual Property Licenses are in full force and effect and are enforceable in accordance with their terms. Except as set forth on Schedule 3.13, no rights in any Company-owned material registered Intellectual Property have been allowed to lapse or otherwise been forfeited and no material written Intellectual Property License has expired or been terminated or cancelled.

(b) To the knowledge of the Company, the conduct of the Business as currently conducted (including without limitation the design, development, reproduction, manufacture, branding, marketing, use, distribution, import, licensing, provision and sale of the Company's products and services) and the exercise of the rights of the Company relating to the Intellectual Property, does not infringe upon, misappropriate or otherwise violate the intellectual property rights or other proprietary rights of any Person. To the knowledge of the Company, the Company has not received any written notice of any claims since January 1, 2013, and, to the knowledge of the Company, there are no pending claims, of any Persons relating to the scope, ownership or use of any of the Intellectual Property.

(c) To the knowledge of the Company, no Person is misappropriating, infringing, diluting or otherwise violating any of the material Intellectual Property owned by the Company. Within the past three years, no Intellectual Property or other proprietary right misappropriation, infringement, dilution or violation Proceeding has been brought against any Person by the Company.

(d) Except as set forth on Schedule 3.13(d), since December 31, 2012, the Company has not sold, licensed or sublicensed any material Intellectual Property to any Person.

(e) This Section 3.13 constitutes the sole and exclusive representations and warranties of the Company with respect to any Intellectual Property.

SECTION 3.14 Employee Benefits.

(a) Schedule 3.14(a) lists all Benefit Plans that are maintained by, administered by, contributed to by, or sponsored by the Company or any of its Affiliates for the benefit of any Employee or any beneficiary or dependent of any Employee or under which the Company or any of its Affiliates has any obligations with respect to any Employee or any beneficiary or dependent of any Employee. For each Benefit Plan, Seller has furnished Purchaser with a complete copy of (i) such Benefit Plan, (ii) each trust or other funding arrangement, if applicable, and (iii) each summary plan description and summary of material modifications.

(b) Each Benefit Plan complies in all material respects with, and has been operated in all material respects in accordance with all applicable Laws, and has been operated in all material respects in accordance with its respective terms.

(c) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (whether or not contingent) becoming due to any employee of the Company, (ii) increase any benefits under any Benefit Plan, or (iii) result in the acceleration of the time of payment of, vesting of or other rights with respect to any such benefit.

(d) This Section 3.14 constitutes the sole and exclusive representations and warranties of the Company with respect to any matters relating to any Benefit Plan.

SECTION 3.15 Related Parties Transactions. Except as set forth in Schedule 3.15, the Company has not entered into any agreements, contracts, arrangements or other business relationships with any Related Party other than normal employment arrangements and Benefit Plans. The Company is not owed and does not owe any amount from or to the Related Parties (excluding employee compensation and other ordinary incidents of employment and intercompany payables).

SECTION 3.16 Brokers. Except as set forth on Schedule 3.16, no broker, finder or similar agent has been employed by or on behalf of any Seller, the Company and no other Person with whom any Stockholder, the Company or Sellers have had any dealings or communications is entitled to any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

SECTION 3.17 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or in Article IV, none of the Sellers or the Company is making any representations or warranties of any sort to or for the benefit of the Purchaser, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, and the Sellers expressly disclaim any other representations and warranties and all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Purchaser (including any opinion, information, projection or advice that may have been or may be provided to the Purchaser by any director, officer, employee, agent, consultant, or representative of the Company, or the Sellers).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller severally and not jointly hereby makes the representations and warranties to Purchaser that are set forth in this Article IV.

SECTION 4.1 Organization, Existence and Good Standing. Seller 4 is duly organized, validly existing and in good standing under the Laws of the Republic of Germany.

SECTION 4.2 Power and Authority. Each Seller has the natural capacity or the full power and authority to execute and perform this Agreement and all the other Transaction Documents to be executed or delivered by each Seller in connection with the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the other Transaction Documents by each Seller and the performance by it of all of its obligations under this Agreement and the other Transaction Documents have been duly approved prior to the date of this Agreement by all requisite action. No other approvals or actions are necessary on the part of any Seller to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by such Seller and the consummation by such Seller of the transactions contemplated herein and therein.

SECTION 4.3 Enforceability. This Agreement has been duly authorized, executed and delivered by each Seller and constitutes a legal, valid and binding agreement of each Seller, enforceable against such Seller in accordance with its terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies. At the Closing, the Transaction Documents to be executed and delivered by each Seller will be duly executed and delivered by each Seller and will constitute valid and binding obligations of such Seller, enforceable in accordance with their terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies.

SECTION 4.4 Title to Shares. Except as set forth on Schedule 4.4, each Seller owns the Shares free and clear of all Liens.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby makes the representations and warranties to the Company and Sellers that are set forth in this Article V.

SECTION 5.1 Organization, Existence and Good Standing. Purchaser is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Nevada. Purchaser has qualified as a foreign corporation, and is in good standing, under the Laws of all jurisdictions where the nature of its business or the nature or location of its assets requires such qualification and where the failure to so qualify would reasonably be expected to have a material adverse effect on the business, operations (including results of operations), assets, liabilities, financial condition or prospects of Purchaser or on the ability of the parties to consummate the transactions contemplated by this Agreement.

SECTION 5.2 Power and Authority. Purchaser has full corporate power and authority to enter into and perform this Agreement and all the other Transaction Documents to be executed or delivered by Purchaser in connection with the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser and the consummation by Purchaser of the transactions contemplated in this Agreement and the other Transaction Documents have been duly and validly approved by the board of directors of Purchaser. The approval of Purchaser's shareholders for Purchaser to execute this Agreement and the other Transaction Documents to which Purchaser is a party or consummate the transactions contemplated by this Agreement is either not required or has been duly given. No other proceedings are necessary on the part of Purchaser to authorize the execution, delivery and performance of this Agreement and the other Transaction Documents by Purchaser and the consummation by Purchaser of the transactions contemplated herein and therein.

SECTION 5.3 Enforceability. This Agreement has been duly authorized, executed and delivered by duly authorized officers or other signatories of Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies. At the Closing, the Transaction Documents to be executed and delivered by Purchaser will be duly executed and delivered by duly authorized officers of Purchaser and will constitute valid and binding obligations of Purchaser, enforceable in accordance with their terms, except to the extent enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies.

SECTION 5.4 Consents; Non-contravention. Purchaser does not need to give any notice to, make any filing with or obtain any authorization, consent, Order or approval of any Person in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated herein and therein. Neither the execution, delivery and performance of this Agreement and the other Transaction Documents, nor the consummation of the transactions contemplated herein and therein: (a) will violate any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser; (b) will conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration, termination, modification or cancellation or a loss of rights under, any unsatisfied written material contract, agreement, permit, indenture, mortgage, debenture, note or other instrument to which Purchaser is a party, subject or otherwise bound; (c) will violate any Law or Order to which Purchaser or any of Purchaser's assets or businesses is subject or otherwise bound; or (d) will result in the creation or imposition of any Lien upon any of the assets or businesses of Purchaser.

SECTION 5.5 Brokers. Neither Purchaser nor any of its Affiliates has dealt with any Person who is entitled to a broker's commission, finder's fee, investment banker's fee or similar payment for arranging the transactions contemplated by this Agreement or introducing the parties to each other.

SECTION 5.6 Investment Representation. Purchaser is acquiring the Shares for its

own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of federal or state securities Laws.

SECTION 5.7 Independent Investigation. Purchaser has conducted an independent investigation of the Company's business operations, assets, liabilities, results of operations, financial condition and prospects in making its determination as to the propriety of the transactions contemplated by this Agreement and in entering into this Agreement. Purchaser acknowledges that (i) in making its decision to enter into this Agreement and the Transaction Documents, and to consummate the transactions contemplated hereby and thereby, it has relied solely on the results of such investigation and on the representations and warranties of the Company and Sellers expressly contained in Articles III and IV of this Agreement (including the related portions of the Disclosure Schedules), and (ii) none of Sellers, the Company or any other Person has made any representation or warranty as to Sellers, or the Company except as expressly set forth in Articles III and IV of this Agreement (including the related portions of the Disclosure Schedules).

ARTICLE VI
POST CLOSING AGREEMENTS

SECTION 6.1 Inspection of Records. Sellers, on the one hand, and Purchaser, on the other hand, shall each make their respective books and records (including work papers in the possession of their respective accountants) with respect to the Company available for inspection by the other party, or by its duly accredited representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven-year period after the Closing Date, with respect to all transactions of the Company occurring prior to and relating to the Closing, and the historical financial condition, assets, liabilities, operations and cash flows of the Company. As used in this Section 6.1 the right of inspection includes the right to make extracts or copies. The representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party.

SECTION 6.2 Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Shares to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated by this Agreement.

SECTION 6.3 Third Party Claims. The parties shall cooperate with each other with respect to the defense of any Third Party Claims subsequent to the Closing Date that are not subject to the indemnification provisions contained in Article VII, *provided, that*, the party requesting cooperation shall reimburse the other party for the other party's reasonable out-of-pocket costs and expenses of furnishing such cooperation.

SECTION 6.4 Operating Budget. On or prior to the Closing Date, Purchaser and Sellers shall agree on an operating budget (schedule 6.4) for the Company for twelve-month period commencing January 1, 2013 ("**Approved Budget**"), which Approved Budget shall provide for an annual salary for Seller 2 and Seller 3. Commencing on the later of (i) April 1, 2014, and (ii) the date on which other senior management of the Purchaser become full-time



employees of Purchaser, the annual salary for Seller 2 and Seller 3 shall increase to $150,000. Purchaser agrees that is shall provide sufficient funds to the Company to permit the Company to satisfy its obligations under the Approved Budget, such funds to be provided from the operations of the Company or from the Purchaser.

SECTION 6.5 Acknowledgement of Outstanding Debt. Effective on the Closing Date, Purchaser and Company agree to pay the Company's outstanding obligations to Seller 4 on or before March 31, 2015, on substantially the terms set forth on Schedule 6.5 hereto.

SECTION 6.6 Grant of Security Interest. As security for the repayment of the Company's obligation to Seller 4, Purchaser hereby grants to Seller 4 a security interest in the Shares. Purchaser further agrees that for as long as the Company's obligations to Seller 4 are outstanding, it shall not sell, transfer or otherwise encumber any assets of the Company existing on the Closing Date without the prior written consent of Seller 4.

ARTICLE VII
INDEMNIFICATION

SECTION 7.1 General. From and after the Closing, the parties shall indemnify each other as provided in this Article VII. All indemnification payments made pursuant to this Article VII shall be treated as an adjustment to the Purchase Price unless otherwise required by Law. Except for the representation and warranty set forth in Section 4.4, the representations, warranties, covenants and agreements of the parties contained in this Agreement and in any Transaction Document shall not survive the Closing. If an Indemnified Party wishes to seek indemnification for a claim based on an alleged breach of Section 4.4, the Indemnified Party must deliver notice of such claim to the Indemnifying Party on or before the date that is sixty (60) days following the expiration of the statute of limitations. .

SECTION 7.2 Seller's Indemnification Obligations. Subject to the provisions of this Article VII, from and after the Closing Date, each Seller shall severally and not jointly indemnify Purchaser and the Company (collectively, the "**Purchaser Indemnitees**") for, from and against any and all Damages sustained or incurred by any Purchaser Indemnitee to the extent caused by, resulting from or attributable to any breach of any representation and warranty made by such Seller in Section 4.4.

SECTION 7.3 Limitation on Sellers' Indemnification Obligations.

The Purchaser Indemnitees shall not be entitled to recover under Section 7.2 from any Seller any amount that exceeds the Purchase Price received by such Seller as set forth on Schedule 2.2 (i.e. limitation of Seller 4: $12,500), such payment to be made either in cash or shares of Purchaser Common Stock with a value equal to the amount of the Damages, as determined by such Seller.

SECTION 7.4 Indemnification Exclusive Remedy. If the Closing occurs, indemnification pursuant to the provisions of this Article VII shall be the sole and exclusive remedy of the parties with respect to any matters arising under or relating to this Agreement, any Transaction Document and the transactions contemplated by this Agreement and the Transaction

Documents, and the only legal action that may be asserted by any party with respect to any matter that is the subject of this Article VII shall be a contract action to enforce, or to recover damages for the breach of, this Article VII. Without limiting the generality of the preceding sentence, no legal action sounding in tort or strict liability may be maintained by any party.

ARTICLE VIII
MISCELLANEOUS

SECTION 8.1 Transaction Expenses. Purchaser shall bear all reasonable and pre-approved fees and expenses incurred by each of Purchaser, the Company and each Seller in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, including financial advisors', attorneys', accountants' and other professional fees and expenses in connection with the transactions contemplated in this Agreement and the other Transaction Documents

SECTION 8.2 Publicity. Up until the Closing, except as otherwise required by Law or applicable stock exchange rules, press releases and other publicity concerning this transaction shall be made only with the prior agreement of the Sellers and Purchaser (and in any event, the parties shall use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity prior to the Closing). Following the Closing, except as otherwise required by Law or applicable stock exchange rules, no press releases or other publicity shall state the amount of the Purchase Price.

SECTION 8.3 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by electronic transmission in .pdf format or similar format, by internationally recognized private courier, or by mail. Notices delivered by mail shall be deemed given three Business Days after being deposited in the mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand shall be deemed delivered when actually delivered. Notices given by internationally recognized private courier shall be deemed delivered on the date delivery is promised by the courier. Notices given by facsimile or by electronic transmission shall be deemed given upon confirmation of transmission; *provided*, *however*, that any notice delivered by facsimile or electronic transmission shall also be delivered by hand, deposited in the mail, postage prepaid, registered or certified mail, or given by internationally recognized private courier on or before two Business Days after its delivery by facsimile or electronic transmission (but shall nevertheless be deemed given upon confirmation of transmission as stated). All notices shall be addressed as set forth on Schedule 8.3and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 8.3.

SECTION 8.4 Entire Agreement. This Agreement and the instruments to be delivered by the parties pursuant to the provisions hereof constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Each exhibit and schedule to this Agreement shall be considered incorporated into this Agreement. Any amendments, or alternative or supplementary provisions, to this Agreement, must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto.

SECTION 8.5 Preparation of Agreement. The parties acknowledge and agree that each has negotiated and reviewed the terms of this Agreement, assisted by such legal and tax counsel as they desired, and has contributed to its revisions. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted, and this Agreement shall be subject to the principle that the terms and provisions of this Agreement shall be construed fairly as to all parties and not in favor of or against any party.

SECTION 8.6 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement or to exercise any right or privilege in this Agreement conferred, or the waiver by such party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

SECTION 8.7 Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute one and the same Agreement.

SECTION 8.8 Delivery by Electronic Transmission. This Agreement and any other Transaction Document, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties.

SECTION 8.9 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, and, for purposes of such jurisdiction, such provision or portion thereof shall be struck from the remainder of this Agreement, which shall remain in full force and effect. This Agreement shall be reformed, construed and enforced in such jurisdiction so as to best give effect to the intent of the parties under this Agreement.

SECTION 8.10 Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the Laws of the Federal Republic of Germany applicable to contracts made in that state, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any jurisdiction other than the Federal Republic of Germany

SECTION 8.11 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Nothing in this Agreement, express or implied, shall confer on any Person other than the parties hereto, and

their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including third party beneficiary rights.

SECTION 8.12 Assignment. No Seller may assign or transfer any of its rights or obligations under this Agreement, voluntarily or involuntarily, whether by merger, consolidation, dissolution, operation of law, or any other manner without the prior written consent of the Purchaser. The Purchaser may not assign or transfer any of its rights or obligations under this Agreement, voluntarily or involuntarily, whether by merger, consolidation, dissolution, operation of law, or any other manner without the prior written consent of the Sellers; provided, however, that no such consent shall be required for any (i) assignment by Purchaser of any or all of its rights or obligations under this Agreement to any Affiliate or to any Person that acquires all or substantially all of the Purchaser, the Company and its subsidiaries and their respective businesses (determined on a consolidated basis), in each case to the extent such assignee expressly agrees in writing to assume all obligations under this Agreement or (ii) collateral assignment by Purchaser of any or all of its rights under this Agreement to any institutional lender to the Company or the Business, it being understood that no assignment or transfer permitted under the preceding items (i) or (ii) will relieve the assigning or transferring party of any obligation under this Agreement.

SECTION 8.13 Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

SECTION 8.14 Waiver of Trial by Jury. EACH OF THE PARTIES HERETO WAIVES THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LAWSUIT, ACTION OR PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY'S RIGHTS UNDER THIS AGREEMENT.

SECTION 8.15 Consent to Jurisdiction. EACH OF THE PARTIES HERETO AGREES TO THE EXCLUSIVE JURISDICTION OF ANY COURT WITHIN THE FEDERAL REPUBLIC OF GERMANY, WITH RESPECT TO ANY CLAIM OR CAUSE OF ACTION ARISING UNDER OR RELATING TO THIS AGREEMENT, AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SERVICES OF PROCESS BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT ITS ADDRESS AS SET FORTH IN SECTION 8.3, AND SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED WHEN RECEIVED. EACH OF THE PARTIES HERETO WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND WAIVES ANY OBJECTION TO VENUE OF ANY ACTION INSTITUTED HEREUNDER. NOTHING IN THIS PARAGRAPH SHALL AFFECT THE RIGHTS OF THE PARTIES HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 8.16 Governmental Reporting. Anything to the contrary in this Agreement notwithstanding, nothing in this Agreement shall be construed to mean that a party hereto or other Person must make or file, or cooperate in the making or filing of, any return or report to any Governmental Authority in any manner that such Person or such party reasonably believes or reasonably is advised is not in accordance with Law.

SECTION 8.17 Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

SECTION 8.18 Limitation on Warranties. THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES TO EACH OTHER, EXCEPT AS CONTAINED IN THIS AGREEMENT, AND ANY AND ALL PRIOR REPRESENTATIONS AND WARRANTIES MADE BY ANY PARTY OR ITS REPRESENTATIVES, WHETHER VERBALLY OR IN WRITING, ARE DEEMED TO HAVE BEEN MERGED INTO THIS AGREEMENT, IT BEING INTENDED THAT NO SUCH PRIOR REPRESENTATIONS OR WARRANTIES SHALL SURVIVE THE EXECUTION AND DELIVERY OF THIS AGREEMENT. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR STATEMENT MADE OR INFORMATION COMMUNICATED (ORALLY OR IN WRITING) TO ANY PERSON (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO ANY PARTY OR ANY OF ITS AFFILIATES BY ANY STOCKHOLDER, PARTNER, DIRECTOR, OFFICER, EMPLOYEE, ACCOUNTING FIRM, LEGAL COUNSEL OR OTHER AGENT, CONSULTANT OR REPRESENTATIVE OF ANOTHER PARTY. ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.

SECTION 8.19 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement (other than actual fraud perpetuated by the party against whom any claim for fraud exists) may only be brought against the individuals and entities that are expressly named as parties to this Agreement (and then only with respect to the specific obligations of such parties set forth in this Agreement). Except to the extent named as a party to this Agreement, and then only to the extent of the specific obligations of such parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or representative of any party to this Agreement shall have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement or for any claim based upon, arising out of or related to this Agreement (other than actual fraud perpetuated by the party against whom any claim for fraud exists).



[Signature Pages Follow]

The parties have executed this Stock Purchase Agreement as of the date indicated in the first sentence of this Agreement.

PURCHASER:

MEDIENT STUDIOS, INC.

By: ______________________
Name: MANU S. KUMARAN
Its: CHAIRMAN

COMPANY:

ATLAS INTERNATIONAL FILM GmbH.

By: STEFAN MENZ
Name: ______________________
Its: PRESIDENT

SELLERS:

____
DIETER MENZ

____
PHILIPP MENZ

____
STEFAN MENZ

HEB GERMANY GmbH

By: ______________________
Name: HEINRICH ESSING
Its: CEO

[Signature Page to Stock Purchase Agreement]

SCHEDULE 1.1

Defined Terms

"**Affiliate**" with respect to any Person means any other Person who directly or indirectly Controls, is Controlled by or is under common Control with such Person, including, in the case of any Person who is an individual, his or her spouse, any of his or her descendants (lineal or adopted) or ancestors and any of their spouses.

"**Benefit Plan**" means each Pension Plan, Multiemployer Plan, Welfare Plan and Other Benefit Plan required to be listed in Schedule 3.14(a).

"**Business**" means the development, production, financing and exploitation of motion pictures, whether on behalf of the Company or as an agent for third parties.

"**Business Day**" means a day on which banks are open for business in the State of Georgia or the Federal Republic of Germany, but does not include a Saturday, Sunday or a statutory holiday in the State of Georgia or the Federal Republic of Germany.

"**Control**" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through ownership of securities, by contract or otherwise.

"**Damages**" means all out of pocket assessments, levies, losses, damages, fines, penalties, Third Party Claims and reasonable attorneys' fees and expenses incurred in investigating or defending a Third Party Claim.

"**Governing Documents**" means the agreements and instruments by which any Person (other than an individual) establishes its legal existence and/or governs its internal affairs. For example, the Governing Documents of a corporation include its certificate or articles of incorporation (or other instrument of formation) and all amendments thereto, its by-laws (or equivalent) and all amendments thereto, its minute books and copies of all resolutions, written consents and other corporate actions of its shareholders and directors, its equity ledgers and all other stock records, (ii) the Governing Documents of a limited partnership include its certificate of limited partnership (or other instrument of formation) and all amendments thereto, its limited partnership agreement and all amendments thereto, any resolutions, written consents and other formal actions of its partners and its equity ledgers and other partnership interest records, and (iii) the Governing Documents of a limited liability company include its certificate of formation (or other instrument of formation) and all amendments thereto, its limited liability company agreement or operating agreement and all amendments thereto, any resolutions, written consents and other formal actions of its members and managers and its equity ledgers and other limited liability company interest records.

"**Governmental Authority**" means any nation, any state, any province or any municipal or other political subdivision thereof, and any agency, commission, department, board, bureau, official, minister, tribunal or court, whether national, state, provincial, local, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of a nation, state, province or any municipal or other political subdivision thereof.

"**Income Tax**" (and, with the correlative meaning, "**Income Taxes**") means any Tax that is based on, or computed with respect to, net income or earnings, gross income or earnings, capital gains and any related Tax in the form of penalties or interest.

"**Indebtedness**" means the following liabilities and obligations of the Company: (a) the consolidated principal amount of, and accrued interest with respect to, all indebtedness for borrowed money of the Company, (b) all obligations under capitalized leases to which the Company is a party, (c) the deferred purchase price of property or services to the extent the same would be classified as indebtedness on a balance sheet of the Company prepared in accordance with IFRS, including any purchase money mortgage, deed of trust or other purchase money lien or conditional sale or other title retention agreements, but in any event excluding trade payables and accrued expenses, (d) retention bonuses and change of control payments for employees of the Company to the extent payable upon consummation of the transaction, (e) all indebtedness for borrowed money evidenced by a note, bond, debenture, mortgage, indenture, deed of trust or similar instrument, or with respect to which there is any lien on any of the assets of the Company (other than certain permitted liens), (f) reimbursement obligations of the Company in connection with any letters of credit or surety bonds to the extent drawn, (g) any swap or hedging contracts to which the Company is a party, (h) any obligations under any receivables factoring arrangements to which the Company is a party, (i) all shareholder loans or intercompany loans, and (j) to the extent applicable, any interest, penalties, premiums or fees payable in connection with any of the foregoing, each as of the Closing Date, shall be treated as Indebtedness.

"**Indemnified Party**" means, with respect to a particular matter, a Person who is entitled to indemnification from another party hereto pursuant to Article VII.

"**Indemnifying Party**" means, with respect to a particular matter, a party hereto who is required to provide indemnification under Article VII to another Person.

"**Intellectual Property**" means all of the Company's intellectual property rights, including without limitation: (a) all patents, inventions, trade secrets, utility, models and industrial design registrations and applications (including without limitation any continuations, divisionals, continuations-in-part, provisionals, renewals, reissues, re-examinations and applications for any of the foregoing); (b) all trademarks, service marks, trade names, slogans, logos, trade dress, Internet domain names, web sites and similar designations of source or origin, in each case together with all goodwill, registrations and applications for registration related to any of the foregoing; (c) copyrights and copyrightable subject matter (including without limitation any registration and applications for any of the foregoing); (d) master work rights and trade secrets and other confidential information, know-how, proprietary processes, formula, algorithms, models and methodologies; (e) database rights; and (f) all Software (as defined herein).

"**Intellectual Property Licenses**" means all agreements between the Company, on the one hand, and any other Person on the other hand, granting any right to use or practice any rights under any of the Intellectual Property owned either by the Company or by any other Person, including without limitation licenses and leases of Software (excluding "shrink-wrap" and similar generally-available commercial binary code end-user licenses).

"**Law**" means any law, statute, ordinance, regulation, rule, code, treaty or other requirement having the force of law of any Governmental Authority.

"**Liens**" means all options, proxies, voting trusts, voting agreements, judgments, pledges, charges, escrows, rights of first refusal or first offer, transfer restrictions, liens, claims, mortgages, security interests, indentures, equities and other encumbrances of every kind and nature whatsoever, including any arrangements or obligations to create any such encumbrance, whether arising by agreement, operation of Law or otherwise."**Order**" means any order, writ, injunction or decree of any Governmental Authority, arbitrator or mediator and any settlement agreement or compliance agreement entered into in connection with any Proceeding.

"**Other Benefit Plan**" means any bonus, deferred compensation, stock purchase, stock option, stock appreciation rights, phantom stock rights, severance, salary continuation, incentive, retiree medical, supplemental retirement, disability, life insurance, profit sharing, vacation or sick leave plan or program other than a Pension Plan, Multiemployer Plan and Welfare Plan.

"**Pension Plan**" means any employee pension benefit plan.

"**Permits**" means all licenses, permits, registrations and government approvals.

"**Permitted Liens**" means: (a) statutory liens for Taxes not yet due; (b) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due; (c) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; (d) minor irregularities of title that do not in the aggregate materially detract from the value or use of the Company's assets; and (e) security interests securing any Indebtedness that is not being paid on the Closing Date.

"**Person**" means any natural individual, corporation, partnership, limited liability company, joint venture, association, bank, trust company, trust or other entity, whether or not legal entities, or any Governmental Authority.

"**Proceeding**" means any litigation (in law or in equity), arbitration, mediation, action, lawsuit, proceeding, complaint, charge, demand, hearing, inquiry, investigation or like matter before or by any Governmental Authority, whether administrative, judicial or arbitration in nature.

"**Related Party**" means any of the Company's present and former employees and directors.

"**Seller(s)**" means collectively Seller 1, Seller 2, Seller 3 and Seller 4, an individually any of them.

"**Shares**" means all of the issued and outstanding shares of the Company's common stock.

"**Software**" means all computer programs (including any and all software implementation of algorithms, models and methodologies whether in source code or object code), databases and computations (including any and all data and collections of data), documentation (including user manuals and training materials) relating to any of the foregoing and the content and information contained in any web sites.

"**Subsidiary**" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

"**Tax Returns**" means all returns, declarations, reports, statements and other documents required to be filed by the Company in respect of any Taxes, and the term "Tax Return" means any one of the foregoing Tax Returns.

"**Taxes**" means all federal, state, local, foreign and other income, corporation, capital gains, excise, gross receipts, ad valorem, sales, goods and services, harmonized sales, use, employment, franchise, profits, gains, property, transfer, payroll, social security contributions, intangibles and other taxes, fees, stamp taxes, duties, charges or levies of any kind whatsoever (whether payable directly or by withholding), together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority with respect thereto, and the term "Tax" means any one of the foregoing Taxes.

"**Transaction Documents**" means this Agreement and all the other agreements, certificates, instruments and other documents to be executed or delivered by one or more of the parties in connection with the transactions contemplated by this Agreement.

"**Transaction Expenses**" means (i) all of the Seller's and the Company's expenses, fees or charges incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the Transaction Documents and/or any offering or marketing materials and the consummation of the Closing any the other transactions contemplated by this Agreement, including without limitation all attorneys', accountants', consultants', professionals', investment bankers' and other advisors' fees and expenses payable by the Sellers or the Company that have not been paid in full in cash as of the Closing, and (ii) any retention bonuses, stay bonuses, change in control payments, transaction bonuses, severance payments, enhanced severance payments and other payments that, by their express terms, are be payable by the Company after the Closing as a direct result of the consummation of the transactions contemplated by this Agreement.

"**Welfare Plan**" means any employee welfare benefit plan.

SCHEDULE 2.1 SHARES TO BE SOLD

Seller 1

one share with a par value of EUR 15,000 (fifteen thousand euros)

Seller 2

one share with a par value of EUR 10,950 (ten thousand nine hundred and fifty euros)
one share with a par value of EUR 19,050 (nineteen thousand and fifty euros)

Seller 3

one share with a par value of EUR 11,100 (eleven thousand one hundred euros)
one share with a par value of EUR 18,900 (eighteen thousand nine hundred euros)

Seller 4

one share with a par value of EUR 25,000 (twenty-five thousand euros)

SCHEDULE 2.2 PURCHASE PRICE FOR SHARES

Seller 1 – 750,000 shares of Purchaser Common Stock equals $ 7.500

Seller 2 – 1,500,000 shares of Purchaser Common Stock equals $ 15.000

Seller 3 – 1,500,000 shares of Purchaser Common Stock equals $ 15.000

Seller 4 - 1,250,000 shares of Purchaser Common Stock equals $ 12.500

SCHEDULE 6.5 TERMS OF DEBT REPAYMENT

On the Closing Date, the Company and Purchaser (as appropriate) will agree to repay the Company's outstanding obligations to Seller 4 on the following terms:

For each quarter commencing January 31, 2014, the Purchaser agrees to guarantee that portion of the outstanding principal balance of the loan equal to or greater than the interest due for the respective quarter, any amount in excess of the interest due for the quarter shall be determined in Purchaser's sole discretion;

The actual amount of interest due for the quarter shall accrue and payments shall only be made as set forth below.

Purchaser shall use its commercially reasonable efforts to sell portions of the loan and the proceeds of such sale shall be used to reduce the outstanding principal of the loan from Seller 4 to the Company

Purchaser agrees to use commercially reasonable efforts in selling portions of the loan with a minimum of 5 transactions between the January 1, 2014, and March 31, 2015.

Company agrees to repay all outstanding obligations under the loan on or before March 31, 2015.

Fixed repayment dates are:

March 31, 2014 (1st quarter 2014)

June 30, 2014 (2nd quarter 2014)

September 30, 2014 (3rd quarter 2014)

December 31, 2014 (4th quarter 2014)

March 31, 2015 (1st quarter 2015)

In the case that a repayment is overdue for 4 weeks (f. e. repayment day: June 30, 2014, no repayment until August 1, 2014) Seller 4 has the right to use the underlying securities of the obligations.

In the case that the Purchaser provides the Company with additional **Indebtedness** or the Company receives additional **Indebtedness** from a third party, this **Indebtedness** shall be subordinated in relation to the Company's outstanding obligations to Seller 4.

The Company provides Seller 4 with a monthly reporting (profit and loss statement as well as balance sheet) until the 20th of the following month at the latest. (f.e. March reporting until 20th of April).